AGREEMENT

AGREEMENT dated this 6th day of July, 2006, by and among by and among Franklyn Resources III, Inc., a Nevada corporation (the “Company”), Barron Partners LP, a Delaware limited partnership (“Barron”), and the other investors named in Schedule A to a certain Securities Purchase Agreement (the “Original Agreement”) dated June 2, 2006, Barron and such other investors being collectively referred to as the “Initial Investors” and each, individually, an “Initial Investor” and IRA FBO John P. O’Shea, Pershing LLC as Custodian (“O’Shea”)

W I T N E S S E T H:

WHEREAS, the Initial Investors have purchased from the Company (a) Notes, as defined in the Original Agreement, in the aggregate principal amount of $3,500,000, (b) 369,000 Initial Shares, as defined in the Original Agreement, and (c) Warrants, as defined in the Original Agreement, to purchase 6,000,000 shares of Common Stock at $.85 per share, 6,000,000 shares of Common Stock at $1.20 per share and 6,000,000 shares of Common Stock at $1.75 per share, all as set forth in the Original Agreement, including the Exhibits thereto, and as described in the Company’s Form 8-K current report which was filed with the Securities and Exchange Commission on June 15, 2006; and

WHEREAS, O’Shea desires to desires to purchase $200,000 notes, 21,086 Initial Shares and Warrants to purchase 342,857 shares of Common Stock at $.85 per share, 342,857 shares of Common Stock at $1.20 per share, 342,857 shares of Common Stock at $1.75 per share, on the same terms and conditions as the Investors (the “O’Shea Securities”);

WHEREFORE, the parties do hereby agree as follows:

1.  The Initial Agreement is hereby amended as follows:

(a)  O’Shea shall purchase the O’Shea Securities for a total purchase price of $200,000, which shall be paid contemporaneously with the execution of this Agreement.

(b)  The terms “Investor” and “Investors” shall be modified to include O’Shea.

(c)  The term “Purchase Price” shall be amended to by $3,700,000.

(d)  All terms relating to the securities issued pursuant to the Original Agreement, as modified by this Agreement, and all exhibits, to the extent relevant, shall be amended to reflect the issuance of the O’Shea Securities.

2.  The following table sets forth the securities issued or issuable to the Investors is as follows:

	Note	Shares	Warrants	Conversion Shares
Barron Partners LP	$3,100,000	326,829	5,314,286	4,769,231
JCAR Funds Ltd.	200,000	21,086	342,857	307,692
Steven Mazur	100,000	10,543	171,429	153,846
Ray Rivers	100,000	10,543	171,429	153,846
IRA FBO John P. O’Shea, Pershing LLC as Custodian	200,000	21,086	342,857	307,692
Total	$3,700,000	390,087	6,342,858	5,692,307

The number of shares under “Warrants” represents the number of each of the three series of Warrants issued pursuant to the Initial Agreements.

3.  O’Shea shall have all of the rights of the Investors pursuant to the Registration Rights Agreement, as defined in the Agreement with the same effect as if he were a signatory thereto.

4.  The address for O’Shea is:

IRA FBO John P. O’Shea, Pershing LLC, as Custodian
100 Wall Street, 7th floor
New York, New York 10005

5.  Except as amended by this Agreement, the Original Agreement and the Registration Rights Agreement shall remain in full force and effect.

[Signatures on following page]

IN WITNESS WHEREOF, the Investors and the Company have executed this Agreement as of the date first written above.

THE COMPANY:

FRANKLYN RESOURCES III, INC.

By:____________________________
Bo Huang, Chief Executive Officer

INVESTORS:

BARRON PARTNERS LP
By: Barron Capital Advisors, LLC, its General Partner

By:________________________________
  Andrew Barron Worden, President

JCAR Funds Ltd.

By: ________________________________
   Jon R.Carnes, CEO

_______________________________
Steve Mazur

______________________________
Ray Rivers

IRA FBO John P. O’Shea, Pershing LLC, as Custodian

By:________________________________
      John P. O’Shea